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                          BLANK ROME COMISKY & McCAULEY
                                COUNSELORS AT LAW

                                ONE LOGAN SQUARE
                      PHILADELPHIA, PENNSYLVANIA 19103-2599
                                  215-569-5500
                           TWX 710-670-1073-BLARCOM
                               FAX 215-569-5555


 1620 POND ROAD, SUITE 200                        1220 MARKET STREET, 8TH FLOOR
  ALLENTOWN, PA 18104-2255                          WILMINGTON, DE 19801-2535
        610-395-1010                                      302-425-6400

 1400 NORTH PROVIDENCE ROAD                      1156 15TH STREET, NW, SUITE 550
    MEDIA, PA 19063-2051                            WASHINGTON, DC 20005-1704
        610-891-7800                                      202-785-4100

    210 LAKE DRIVE EAST                                  1401 FORUM WAY
 CHERRY HILL, NJ 08002-1164                            WEST PALM BEACH, FL
        609-779-3600                                       33401-2353
                                                          407-686-8100



                                November 20, 1997

Board of Directors
Phoenix Preschool Holdings, Inc.
31st Floor
150 East 50th Street
New York, NY 10155

         Re: Phoenix Preschool Holdings, Inc.
             Registration Statement on Form SB-2
             File No. 333-31407
             -----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Phoenix Preschool Holdings, Inc. (the "Company") in connection with the preparation of its Registration Statement on Form SB-2, as amended ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Company, in a firm commitment underwritten offering, of (i) up to 1,270,500 shares of its common stock, par value $0.10 per share ("Common Stock") and (ii) on behalf of the selling securityholders identified in the Registration Statement, 1,275,000 redeemable stock purchase warrants ("Redeemable Warrants") (each to purchase an additional share of such Common Stock); (iii) up to 191,250 shares of Common Stock and Warrants to be purchased at the option of the Underwriters (as defined in the Registration Statement) to cover over-allotments, if any (the "Over-allotment Securities"), and (iv) warrants to the Underwriters ("Underwriters' Warrants") to purchase an additional 127,500 shares of Common Stock and Warrants. The shares of Common Stock to be sold as part of the firm commitment underwriting are referred to as the "Firm Commitment Shares." The shares of Common Stock to be issued pursuant to Redeemable Warrants are referred to as the "Warrant Shares." The shares of Common Stock to be issued pursuant to Underwriters' Warrants, including Common Stock to be received upon exercise of Redeemable Warrants which are acquirable under the Underwriters' Warrants, are referred to as "Underwriters' Shares."



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         Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company engaged or its day-to-day operations.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Articles of Incorporation and Bylaws; (ii) resolutions adopted by the Company's Board of Directors and its sole stockholder as contained in the Company's minute books; and (iii) the Registration Statement.

         We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for any particular purposes. We have assumed and relied on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the Pennsylvania Business Corporation Law. In rendering this opinion, we have assumed compliance with all other laws, including federal laws.

         Based upon and subject to the limitations stated herein, we are of the opinion that when sold in the manner and for the consideration contemplated by the Registration Statement (including the exhibits attached thereto), and when all securities laws have been complied with:

         1. The Firm Commitment Shares have been duly authorized and when issued, delivered and paid for in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         2. The Over-allotment Securities have been duly authorized, and when issued, delivered and paid for in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         3. The Warrant Shares have been duly authorized, and when issued, delivered and paid for upon exercise of the Redeemable Warrants in the manner described in the form of Warrant Agreement filed as Exhibit 4.2 to the Registration Statement (the "Warrant Agreement"), will be legally issued, fully paid and non-assessable.

         4. The Underwriters' Shares have been duly authorized and when issued, delivered and paid for in the manner described in the Underwriters' Warrants filed as Exhibit 4.5 to the Registration Statement and, in the case of Redeemable Warrants issued to Underwriters, the Warrant Agreement, will be legally issued, fully paid and non-assessable.

         5. The Redeemable Warrants, including Redeemable Warrants obtained upon exercise of the Underwriters' Warrants, and the Underwriters' Warrants, have been duly authorized and when issued, delivered and paid for in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.



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         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                      Sincerely,

                                      /s/ Blank Rome Comisky & McCauley
                                      -------------------------------------
                                      BLANK ROME COMISKY & McCAULEY